Ex 99.1
Seer Announces Appointment of Scott D. Thomas as Chief Commercial Officer

Seasoned life sciences executive adds extensive global sales expertise to drive commercial efforts

REDWOOD CITY, Calif., March 16, 2022 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, announced today the appointment of Scott D. Thomas as Chief Commercial Officer effective March 21, 2022. Mr. Thomas joins Seer from Singular Genomics, where he served as Senior Vice President, Sales and Marketing. Prior to Singular, he spent over two decades with increasing commercial responsibilities within the life sciences industry, including 11 years at Illumina.

“I’m thrilled to welcome Scott, whose leadership and breadth of expertise in the commercialization of life sciences tools complements the balance of our talented executive team,” said Omid Farokhzad, Chief Executive Officer and Chair of Seer. “As we accelerate our commercial efforts following the broad release of our Proteograph Product Suite, we’re excited to have Scott lead the expansion and building of our global commercial organization, and to leverage his extensive knowledge of markets around the world to reach and empower a broad range of customers to achieve exceptional outcomes.”

Prior to joining Singular Genomics, where he led the go-to-market strategy for the company’s next generation benchtop sequencer, consumables, and service products, Mr. Thomas served numerous roles with escalating commercial responsibilities at Illumina, most recently as Vice President, Global Commercial Strategy and Enablement. Previously he served as Vice President and General Manager of Illumina Japan, and Senior Director, Sales for Europe, Middle East and Africa. Before his tenure at Illumina, Mr. Thomas held roles for Providence Health and Services, Roche, and Abbott Laboratories.

“We’re at a pivotal time in the proteomics field, where unconstrained access to deep unbiased content can unlock biology; open entirely new markets and expand existing markets in ways previously not possible,” said Mr. Thomas. “The Proteograph Product Suite is uniquely able to provide deep access to the proteome at scale and drive the next wave of breakthrough scientific discoveries. I couldn’t be joining the Seer team at a more exciting time in the company’s journey,”

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and performance. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it at the time of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding acceleration of commercial efforts, a global commercial organization, and a broad range of customers and outcomes. These and other risks are described more fully in the

Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings that the Company may make with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements, and specifically disclaims, any obligation to update any forward-looking statements.

Media Contact
Karen Possemato
pr@seer.bio

Investor Contact
Carrie Mendivil
investor@seer.bio